Exhibit 10.1

AMENDMENT TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION
OF

BANYAN ACQUISITION CORPORATION

April 21, 2023

Banyan Acquisition Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.    The name of the Corporation is “Banyan Acquisition Corporation.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 10, 2021 (the “Original Certificate”). The Amended and Restated Certificate of Incorporation of the Corporation (the “Amended and Restated Certificate”) was filed with the Secretary of State of the State of Delaware on January 19, 2022.

2.    This Amendment to the Amended and Restated Certificate (this “Amendment”) amends the Amended and Restated Certificate.

3.    This Amendment was duly adopted by the Board of Directors of the Corporation and the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4.	The text of Section 4.3(b)(i) is hereby amended to read in full as follows:

“All outstanding shares of Class B Common Stock shall automatically convert into shares of Class A Common Stock on a one-for-one basis (the “Initial Conversion Ratio”) on the closing of the initial Business Combination (subject to the following clause (ii)), and any outstanding shares of Class B Common Stock shall be convertible into shares of Class A Common Stock at the Initial Conversion Ratio at any time prior to the closing of the initial Business Combination at the election of the holder of such shares of Class B Common Stock.”

5.    The text of Section 9.1 is hereby amended and restated to read in full as follows:

“(a)         The provisions of this Article IX shall apply during the period commencing upon the effectiveness of this Amended and Restated Certificate and terminating upon the consummation of the Corporation’s initial Business Combination, and an amendment to this Article IX shall be effective prior to the consummation of the initial Business Combination with the approval of the affirmative vote of the holders of at least sixty percent (60%) of all then outstanding shares of the Common Stock. The Corporation has until 15 months from the closing of the Offering to consummate a Business Combination; provided, however, that, if the Corporation anticipates that it may not be able to consummate a Business Combination within 15 months from the closing of the Offering, the Corporation may, at the option of Banyan Acquisition Sponsor LLC (the “Sponsor”), extend the period of time to consummate a Business Combination for eight months (for a total of 23 months to complete a Business Combination), subject to the Sponsor or its affiliates or permitted designees providing two calendar days’ advance notice (by April 22, 2023).

(b)           Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Registration Statement, shall be deposited in the Trust Account, established for the benefit of the Public Stockholders (as defined below) pursuant to the Trust Agreement. Except for the withdrawal of interest to pay taxes, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination within 15 months from the closing of the Offering (or up to 23 months from the closing of the Offering in certain circumstances as described in Section 9.1(a)), and (iii) the redemption of Offering Shares in connection with a vote seeking to amend any provisions of this Amended and Restated Certificate (A) to modify the substance or timing of the Corporation’s obligation to allow redemptions in connection with the Corporation’s initial Business Combination or to redeem 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination within 15 months from the date of the closing of the Offering (or up to 23 months from the closing of the Offering in certain circumstances as described in Section 9.1(a)) or (B) relating to stockholders’ rights or pre-initial Business Combination activity (as described in Section 9.7). Holders of shares of the Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are the Sponsor or officers or directors of the Corporation, or affiliates of any of the foregoing), solely in their capacity as such, are referred to herein as “Public Stockholders.””

5.	The text of Section 9.2(d) is hereby amended and restated to read in full as follows:

“(d)         In the event that the Corporation has not consummated an initial Business Combination within 15 months from the closing of the Offering (or up to 23 months from the closing of the Offering in certain circumstances as described in Section 9.1(a)), the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest (net of taxes payable, and less up to $100,000 of such interest to pay dissolution expenses which shall be net of taxes payable thereon), by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.”

6.	The text of Section 9.7 is hereby amended and restated to read in full as follows:

“Additional Redemption Rights. If, in accordance with Section 9.1(a), any amendment is made to this Amended and Restated Certificate that would modify the substance or timing of the Corporation’s obligation to allow redemptions in connection with the Corporation’s initial Business Combination or to redeem 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination within 15 months (or up to 23 months from the closing of the Offering in certain circumstances as described in Section 9.1(a)) from the date of the closing of the Offering, or with respect to any other provision herein relating to stockholders’ rights or pre-initial Business Combination activity, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (net of taxes payable), divided by the number of then outstanding Offering Shares. The Corporation’s ability to provide such opportunity is subject to the Redemption Limitation.”

IN WITNESS WHEREOF, Banyan Acquisition Corporation has caused this Amendment to the Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of the date first set above.

BANYAN ACQUISITION CORPORATION

By:	/s/ Keith Jaffee
Name: Keith Jaffee
Title: Chief Executive Officer